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                                                                     EXHIBIT 7.1
                                    AGREEMENT

         THIS AGREEMENT (the "AGREEMENT") is entered into January 21, 1999, by and among, Kitty Hawk, Inc., a Delaware corporation (collectively with its subsidiaries, unless the context otherwise requires, the "COMPANY"), M. Tom Christopher ("CHRISTOPHER"), Conrad A. Kalitta ("KALITTA"), Kalitta Motorsports, L.L.C., a Michigan limited liability company ("MOTORSPORTS"), American International Airways, Inc., a Michigan corporation ("AIA"), American International Travel, Inc., a Michigan corporation ("AIT"), Flight One Logistics, Inc., a Michigan corporation ("FOL"), Kitty Hawk Charters, Inc. (f/k/a Kalitta Flying Service, Inc.), a Michigan corporation ("KHC"), and O.K. Turbines, Inc., a Michigan corporation ("OKT"). AIA, AIT, FOL, KHC and OKT shall be collectively referred to as the "KALITTA COMPANIES."

                                    RECITALS

A. The parties hereto have entered into certain contractual arrangements, including, among others, (i) a Separation Agreement dated as of April 17, 1998, by and among the parties hereto, among others, as amended to date (as amended, the "SEPARATION AGREEMENT"); (ii) a Stockholders' Agreement dated as of November 19, 1997, by and among the Company, Christopher and Kalitta, as amended by the Separation Agreement (as amended, the "STOCKHOLDERS' AGREEMENT"); (iii) an Agreement and Plan of Merger dated as of September 22, 1997, by and among certain of the parties hereto, as amended to date (the "MERGER AGREEMENT"); (iv) a Racing Entity Purchase Agreement, dated as of November 19, 1997, by and among AIA and Motorsports (the "RACING ENTITY PURCHASE AGREEMENT"); and
         (v) a Race Shop Facilities Lease, dated as of November 19, 1997, by and among AIA and Motorsports (the "RACE SHOP LEASE").

B. The parties desire to amend certain provisions of the Stockholders' Agreement, the Merger Agreement, the Racing Entity Purchase Agreement and the Race Shop Lease.

         NOW, THEREFORE, in consideration of the premises, the terms and conditions set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

         1. Demand Registration Rights. The parties hereto hereby amend the Stockholders' Agreement, in accordance with Section 8.4 thereof, by deleting
Section 6.1.1(a) of the Stockholders' Agreement in its entirety and replacing it with the following:

                        (a) General. At any time prior to June 30, 2000, Kalitta
            may make a single request, by a written notice signed by Kalitta and delivered to the Company (the "FIRST DEMAND REQUEST"), that the Company effect the registration under the Securities Act of no less than exactly 2,900,000 shares of Common Stock that constitute Registrable Securities (the "SHARES") and are beneficially owned by any Kalitta Stockholder. In the event the managing underwriter or underwriters shall advise Kalitta that the amount of Shares proposed to be included in the registration statement filed pursuant to such First


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            Demand Request (the "FIRST DEMAND REGISTRATION") by Kalitta exceeds the number of such Shares that can be sold in such offering within a price range acceptable to Kalitta, the Shares to be included in such First Demand Registration shall be reduced to the number of Shares that the Company and Kalitta are so advised can be sold in such First Demand Registration without a material adverse effect on the price of, or the likelihood of successful completion of, such offering. In the event, and only in the event, that not all of the Shares are sold pursuant to the First Demand Request as a result of the inability of the underwriters to sell such Shares at a price acceptable to Kalitta, Kalitta will be entitled to make a second single demand request on behalf of himself and any other Kalitta Stockholder whose Shares were excluded from the First Demand Registration by a written notice signed by Kalitta and delivered to the Company that the Company effect the registration (the "SECOND DEMAND REGISTRATION," and, collectively with the First Demand Registration, the "DEMAND REGISTRATIONS" and each individually a "DEMAND REGISTRATION") of those Shares not sold in the First Demand Registration (the "SECOND DEMAND REQUEST," and, collectively with the First Demand Request, the "DEMAND REQUESTS" and each individually a "DEMAND REQUEST") at any time prior to June 30, 2000. The Company shall file a registration statement under the Securities Act necessary to effect a Demand Registration on or before the Required Filing Date. The offering of Shares pursuant to the First Demand Request and the Second Demand Request shall both be in the form of a firm commitment underwritten offering, and Morgan Stanley Dean Witter & Co., BT Alex. Brown Incorporated, or any successors thereof, or such other nationally recognized investment banking firm or firms as are mutually agreed upon by the Company and Kalitta, shall manage such underwritten offerings of the Shares. The Company shall have the exclusive right to grant to the managing underwriter or managing underwriters an option to sell additional shares of Common Stock for the purpose of covering over-allotments, if any, in the offering of Shares pursuant to the First Demand Request and the Second Demand Request. The number of Registrable Securities constituting Shares shall be appropriately adjusted in the event that, subsequent to January 21, 1999, the outstanding shares of Common Stock of the Company shall have been increased, decreased, changed into or exchanged for, a different number or kind of shares or securities through a reorganization, recapitalization, stock split, reverse stock split or other similar change in the Company's capitalization. In no event shall the Company be required pursuant to this Section 6.1.1 to effect a shelf registration pursuant to Rule 415 promulgated under the Securities Act.

         2. Limit on Sales of Common Stock. The parties hereto hereby amend the Stockholders' Agreement, in accordance with Section 8.4 thereof, by adding the following to the end of Section 6.1.1:

                        (g) Prior to June 30, 2000, Kalitta agrees to not sell
            more than 25,000 shares of Common Stock in any three month period except pursuant to a Demand Registration.



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         3. Race Shop Lease.

         (a)The parties hereto hereby amend the Race Shop Lease by deleting
Section 3 of the Race Shop Lease in its entirety and replacing it with the following:

            3.Term. This lease shall be for a term commencing on November 17, 1997 (the "commencement date") and ending on June 30, 1999.

         (b)The parties hereto hereby amend the Race Shop Lease by deleting
Section 4 of the Race Shop Lease in its entirety and replacing it with the following:

            4. Rental. Through December 31, 1998, Tenant shall pay to Landlord as annual rent the sum of $12.00, payable in monthly installments, in advance, on the first day of each month. After December 31, 1998, Tenant shall pay to Landlord as annual rent $5.50 per square foot of leased space in accordance with Exhibit A attached hereto, payable in monthly installments, in advance, on the first day of each month. TENANT ASSURES LANDLORD THAT IT SHALL VACATE AND LEAVE EMPTY AND IN PROPER CONDITION THE LEASED SPACE BY JUNE 30, 1999.

         4. Voting by Kalitta prior to June 30, 2000. Until June 30, 2000, Kalitta hereby irrevocably appoints Christopher as his proxy to vote all KTTY Voting Securities (as defined in the Separation Agreement) Beneficially Owned (as defined in the Stockholders' Agreement) by Kalitta, at any meeting of stockholders (whether annual or special and whether or not an adjourned meeting) of the Company, or express written consent or dissent in any action taken in lieu of such a meeting. This proxy is irrevocable and is coupled with an interest sufficient in law to support an irrevocable proxy. This proxy shall revoke any other proxy granted by Kalitta with respect to the KTTY Voting Securities, and Kalitta shall not grant any subsequent proxies with respect to the KTTY Voting Securities.

         5. Amendment to Merger Agreement. The parties hereto agree that Section
9.4 of the Merger Agreement is hereby deleted in its entirety.

         6. Amendment to Racing Entity Purchase Agreement. The parties hereto hereby amend the Racing Entity Purchase Agreement by deleting the last sentence of Section 4.1 of the Racing Entity Purchase Agreement in its entirety and replacing it with the following:

            Until November 19, 1999, Seller shall make available to Racing Entity Thursdays through Sundays for racing activities on weekends of scheduled NHRA races (without a pilot or fuel, both of which shall be provided by the Racing Entity at its expense) either (i) a Learjet at $275.00 per block hour or (ii) a MU-2 aircraft at $150.00 per block hour. In addition, until November 19, 1999, Seller shall make available to Conrad A. Kalitta (without a pilot or fuel, both of which shall be provided by Conrad A. Kalitta at his expense) either (i) a Learjet at $275.00 per block hour or (ii) a MU-2 aircraft at $150.00 per block hour, for use at such times as Seller reasonably determines that such aircraft will not be utilized by Seller in revenue service.




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         7. Miscellaneous.

         7.1 Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

         7.2 Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

         7.3 Number; Gender. Whenever the singular number is used herein, the same shall include the plural where appropriate, and words of any gender shall include each other gender where appropriate.

         7.4 Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S. certified mail, return receipt requested:

        if to the Company,             M. Tom Christopher
        AIA, AIT, FOL,                 Chairman of the Board
        KHC, OKT or                      and Chief Executive Officer
        Christopher:                   1515 West 20th Street
                                       DFW Airport, Texas 75261

        with a copy to:                Haynes and Boone, LLP
                                       901 Main Street, Suite 3100
                                       Dallas, Texas  75202-3789
                                       Attention: Greg R. Samuel, Esq.

        if to Kalitta or               Conrad A. Kalitta
        Motorsports                    2395 South Huron Parkway
                                       Ann Arbor, Michigan 48104

        with a copy to:                David N. Parsigian, Esq.
                                       Miller, Canfield, Paddock & Stone, P.L.C.
                                       101 N. Main Street, 7th Floor
                                       Ann Arbor, Michigan 48108

         7.5 Enforceability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any such term which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their commercially reasonable efforts to agree upon and substitute a valid and enforceable term,




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provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

         7.6 Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without regard to any conflict of laws provisions thereof; provided that Section 3 hereof relating to amendments to the Race Shop Lease shall be construed in accordance with and governed by the laws of the State of Michigan without regard to any conflict of laws provisions thereof.

         7.7 Jurisdiction and Venue. The state or federal courts located in Dallas County, Texas shall have exclusive jurisdiction and venue over all disputes arising out of or related to this Agreement and will be the sole proper forum in which the parties and any of their officers, directors, employees, representatives and affiliates shall adjudicate any such dispute. The parties agree that this choice of jurisdiction and venue is enforceable by the issuance of injunctive relief against the parties and that its violation constitutes irreparable harm for which there is an inadequate remedy at law.

         7.8 Legal Fees and Expenses. The prevailing party in any legal proceeding based upon this Agreement shall be entitled to reasonable attorney's fees and court costs, in addition to and other recoveries allowed by law.

         7.9 Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties hereto. Nothing in this Agreement, expressed or implied, is intended to confer on any person or entity other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. No party to this Agreement may assign its rights or delegate its obligations hereunder (whether voluntarily, involuntarily, or by operation of law) without the prior written consent of the other party. Any such attempted assignment shall be null and void.

         7.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         7.11 Section Headings. The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.

         7.12 No Construction Against Drafting Party. The parties agree that each has been represented by competent legal counsel in connection with this Agreement and that this Agreement shall not be construed against the party on whose behalf this Agreement has been drafted.

         7.13 Cooperation. The parties agree to cooperate to the extent necessary to give full effect to the provisions of this Agreement.

         7.14 REMEDIES. EACH PARTY HERETO HEREBY ACKNOWLEDGES AND AGREES THAT IRREPARABLE HARM WOULD OCCUR IN THE EVENT ANY OF THE PROVISIONS OF THIS AGREEMENT




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WERE NOT PERFORMED IN ACCORDANCE WITH THEIR SPECIFIC TERMS OR WERE OTHERWISE
BREACHED. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO SPECIFIC PERFORMANCE HEREUNDER, INCLUDING, WITHOUT LIMITATION, AN INJUNCTION OR INJUNCTIONS TO PREVENT AND ENJOIN BREACHES OF THE PROVISIONS OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY STATE OR FEDERAL COURT IN ADDITION TO ANY OTHER REMEDY TO WHICH THEY MAY BE ENTITLED AT LAW OR IN EQUITY. ANY REQUIREMENTS FOR THE SECURING OR POSTING OF ANY BOND WITH SUCH REMEDY ARE WAIVED. ALL RIGHTS AND REMEDIES UNDER THIS AGREEMENT ARE CUMULATIVE, NOT EXCLUSIVE, AND SHALL BE IN ADDITION TO ALL RIGHTS AND REMEDIES AVAILABLE TO EITHER PARTY AT LAW OR IN EQUITY.

                                    * * * * *



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         The parties hereto have duly executed this Agreement as of the date first above written.


KITTY HAWK, INC.



By:   /s/ M. TOM CHRISTOPHER
      ------------------------------------------
Name: M. Tom Christopher
Title: Chairman and Chief Executive Officer


   /s/ M. TOM CHRISTOPHER
------------------------------------------------
M. Tom Christopher


   /s/ CONRAD A. KALITTA
------------------------------------------------
Conrad A. Kalitta


KALITTA MOTORSPORTS, L.L.C.


By:   /s/ CONRAD A. KALITTA
      ------------------------------------------
Name:  Conrad A. Kalitta
Title: Authorized Member


AMERICAN INTERNATIONAL
AIRWAYS, INC.


By:   /s/ TILMON J. REEVES
      ------------------------------------------
Name: Tilmon J. Reeves
Title: President


AMERICAN INTERNATIONAL
TRAVEL, INC.


By:   /s/ TILMON J. REEVES
      ------------------------------------------
Name: Tilmon J. Reeves
Title: President




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FLIGHT ONE LOGISTICS, INC.


By:   /s/ TILMON J. REEVES
      ------------------------------------------
Name: Tilmon J. Reeves
Title: President

KITTY HAWK CHARTERS, INC. (F/K/A
KALITTA FLYING SERVICE, INC.)


By:   /s/ TILMON J. REEVES
      ------------------------------------------
Name: Tilmon J. Reeves
Title: President


O.K. TURBINES, INC.


By:   /s/ TILMON J. REEVES
      ------------------------------------------
Name: Tilmon J. Reeves
Title: President



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